[LETTERHEAD OF KPMG]

                      AUDITORS' REPORT TO THE SHAREHOLDERS
                                       OF
                            GENERAL ENGINEERS LIMITED

We have audited the accompanying balance sheets of General Engineers Limited ("the Company") as of December 31, 1997 and 1996 and the statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, expressed in New Israel Shekels. These financial statements are the responsibility of the board of directors and management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards, including standards prescribed by the Auditors' Regulations (Auditor's Mode of Performance), 1973, and accordingly we have performed such auditing procedures as we considered necessary in the circumstances. For purposes of these financial statements there is no material differences between generally accepted Israeli auditing standards and auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to an error in the financial statements or to anything misleading therein. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the board of directors and management of the Company, as well as evaluating the overall financial statement presentation. We believe that our audits provide a fair basis for our opinion.

The above financial statements were prepared on the historical cost basis adjusted for changes in the general purchasing power of the Israeli currency according to Opinions of the Institute of Certified Public Accountants in Israel. Condensed financial statements in nominal values, on the basis of which the adjusted financial statements were prepared, are presented in Note 14 to the financial statements.

In our opinion, based on our audits, the abovementioned financial statement present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, the results of its operations, the changes in its shareholders' equity and the cash flows for each of the three years in the period ended December 31, 1997, in conformity with accounting principles generally accepted in Israel, consistently applied.

Accounting principles generally accepted in Israel differ in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of historical net income and shareholders' equity to the extent summarized in Note 15 to the financial statements.

Braude Bavly

/s/ Braude Bavly

Tel Aviv. February 12, 1998